Exhibit 5.1 and 23.1

450 LEXINGTON AVENUE NEW YORK, N.Y. 10017 212 450 4000 FAX 212 450 3800	Menlo Park Washington, D.C. London Paris Frankfurt Madrid Tokyo Beijing Hong Kong

June 10, 2009

Western Refining, Inc.
123 W. Mills Ave., Suite 200
El Paso, Texas 79901
Ladies and Gentlemen:

We have acted as counsel for Western Refining, Inc., a Delaware company (the “Company”) in connection with the Registration Statement on Form S-3 (File No. 333-150238) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the purpose of registering under the United States Securities Act of 1933 (the “Act”) 23,000,000 shares of its common stock, par value $0.01 per share, including 3,000,000 shares subject to the Underwriters’ option to purchase additional shares (the “Common Stock”), and $230,000,000 in aggregate principal amount of the Company’s 5.75% convertible senior notes due 2014 (the “Convertible Senior Notes” and, together with the Common Stock, the “Securities”), including $30,000,000 aggregate principal amount of the Company’s Convertible Senior Notes subject to the Underwriters’ option to purchase additional Convertible Senior Notes. The Convertible Senior Notes are to be issued pursuant to the provisions of the Indenture dated as of June 10, 2009 (the “Base Indenture”) between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as amended and supplemented by the Supplemental Indenture dated as of June 10, 2009 (the “Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), and are convertible on the terms set forth in the Indenture into cash and/or shares of common stock, $0.01 par value per share (the “Underlying Securities”), of the Company.

We, as your counsel, have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

Based upon the foregoing, we are of the opinion that:

(1)     When the shares of Common Stock are issued and delivered in accordance with the Underwriting Agreement dated June 4, 2009 between the Company and the several underwriters named in Schedule A thereto (the “Common Stock Underwriting Agreement”) against payment therefor (in excess of par value of the Common Stock), such shares of Common Stock will be validly issued, fully-paid and non-assessable.

(2)     When the Convertible Senior Notes have been duly authenticated and delivered in accordance with the Indenture against payment therefor, the Convertible Senior Notes will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, and will be entitled to the benefits of the Indenture pursuant to which such Convertible Senior Notes are to be issued, provided that we express no opinion as to the (i) validity, legally binding effect or enforceability of any provision in the Convertible Senior Notes that requires or relates to adjustments to the conversion rate in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture and (ii) validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Convertible Senior Notes to the extent determined to constitute unearned interest.

(3)     The Underlying Securities initially issuable upon conversion of the Convertible Senior Notes have been duly authorized and reserved and, when issued upon conversion of the Convertible Senior Notes in accordance with the terms of the Convertible Senior Notes, will be validly issued, fully paid and non-assessable.

In rendering the opinions in paragraphs (1) through (3) above, we have assumed that (i) each party to the Common Stock Underwriting Agreement, the Indenture and the Convertible Senior Notes (collectively, the “Documents”) has been duly incorporated and (ii) is validly existing and in good standing under the laws of the jurisdiction of its organization. In addition, we have assumed that (i) the execution, delivery and performance by each party thereto of each Document to which it is a party, (a) are within its corporate powers, (b) do not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of such party, (c) require no action by or in respect of, or filing with, any governmental body, agency or official and (d) do not contravene, or constitute a default under, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon such party, provided that we make no such assumption to the extent that we have specifically opined as to such matters with respect to the Company, and (ii) each Document is a valid, binding and enforceable agreement of each party thereto (other than as expressly covered above in respect of the Company).

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and further consent to the reference to our name under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

Very truly yours, /s/ Davis Polk & Wardwell